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                                                                    Exhibit 23.4

KPMG PEAT MARWICK LLP

One Arizona Center          Telephone 602 253 2000          Telefax 602 252 0011
400 E. Van Buren Street
Suite 1100
Phoenix, AZ 85004

The Board of Directors
Citadel Broadcasting Company

We consent to the use of our report dated September 29, 1997 on the balance sheet of Maranatha Broadcasting Company, Inc.'s Radio Broadcasting Division as of December 31, 1996 and the related statements of operations and division equity and cash flows for the year then ended included herein and to the reference to our firm under the heading "Experts" in the registration statement.

                                                       /s/ KPMG PEAT MARWICK LLP

Phoenix, Arizona
September 30, 1997